Exhibit 10.17

ASSET CONTRIBUTION AGREEMENT
This Asset Contribution Agreement (this “Agreement”), dated as of February 1, 2019, is by and among Priority Hospitality Technology, LLC, a Delaware limited liability company (“Company”), eTab, LLC, a New York limited liability company (“Contributor”), and Thomas C. Priore, who is a member of Contributor (“Priore”), and Jeffrey Michael Stein, who is a member of Contributor (“Stein” and, with Priore, each an “Owner” and, together, the “Owners”), and Priore, solely in his capacity as the representative of the Owners (the “Holders’ Agent”). Capitalized terms used in this Agreement, but not otherwise defined in the body of this Agreement, are defined in Exhibit A.
RECITALS
I.Contributor desires to contribute, transfer, convey, assign and deliver to Company substantially all of Contributor’s assets related to, or used or held for use in connection with, Contributor’s business of, among other things, (a) processing credit cards, debit cards, private label cards, store value cards, and prepaid cards on behalf of third party merchants, including payment authorization, clearing, and settlement for credit, debit, electronic funds transfer, electronic benefits transfer, check authorization, (b) marketing and selling to merchants card processing services provided by various credit card and debit card processors, as conducted by Contributor, (c) providing certain other services to merchants, including services that provide merchants with (i) marketing support to drive awareness of customers to such merchants’ online ordering platform, (ii) a variety of ways to receive orders once they have been placed by customers (e.g., tablet-based order management, web-connected printing, e-mail notifications, text alerts), and (iii) quick transfer of funds related to such orders to merchants’ bank accounts, and (d) certain other activities in connection therewith and related thereto (all activities of, and business engaged in by, Contributor are collectively referred to herein as the “Business”), for the consideration, and pursuant to the terms and conditions, set forth in this Agreement.
II.Company believes that it is advisable and in the best interests of Company and its members for Company to acquire and accept from Contributor such assets for the consideration, and pursuant to the terms and conditions, set forth in this Agreement.
III.Stein, Ltd., a Missouri corporation (“Stein, Ltd.”), which is wholly owned, collectively, by Stein and another individual, owns all of the issued and outstanding equity of CUMULUS POS, LLC, a Missouri limited liability company (“Cumulus”), and Company will enter into a separate asset contribution agreement (the “Cumulus Contribution Agreement”) simultaneously with the Closing pursuant to which Cumulus will contribute substantially all of its assets to Company in exchange for a preferred equity interest in Company in the form of preferred units (the “Preferred Units”) (such transaction, the “Cumulus Transaction”).
IV.Simultaneously with the Closing and in consideration of the contribution of the Acquired Assets by Contributor, Company desires to issue Preferred Units to Priore and Stein, Ltd. (such issuance being made on behalf and at the express direction of Contributor) pursuant to the terms of an Amended and Restated Limited Liability Company Agreement of Company in the form attached as Exhibit B (the “Company LLC Agreement”).
AGREEMENT
The Parties, in view of the foregoing premises and in consideration of the mutual covenants and agreements hereinafter set forth, intending to be legally bound, agree as follows:
ARTICLE I
CONTRIBUTION AND TRANSFER OF ASSETS; CLOSING
1.1    Assets to Be Contributed. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Contributor shall contribute, transfer, convey, assign, and deliver to Company, and Company shall acquire and accept from Contributor, free and clear of all Encumbrances, all right, title and interest of Contributor in and to all of the assets, properties, claims, contracts, rights and goodwill of Contributor (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, wherever situated) used in connection with the Business as of the Closing Date (collectively, the “Acquired Assets”), other than the Excluded Assets, including:
(a)    all inventory, accounts receivable and other receivables arising from the operation of the Business and accruing on and after the Closing Date, billed and unbilled, recorded and unrecorded, with collection agencies or otherwise, including reimbursable expenses;
(b)    all equipment, furniture, fixtures, office furnishings, supplies, computer hardware, computer software (owned by or licensed to Contributor), databases (including all databases that include customer information and correspondence) and related documentation (with the computer hardware, computer software, databases, and related documentation collectively referred to as “Software”), including Contributor’s telephones, telephone numbers, facsimile numbers, e-mail addresses and other property related to the operations of the Business;
(c)    the documents, files, books, lists, records and correspondence (or applicable portions thereof), whether written or electronically stored, or copies thereof, relating to the Acquired Assets;
(d)    all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities, and similar rights in favor of the Business (specifically excluding all guarantees, warranties, representations, covenants, indemnities, and similar rights made by Company in favor of Contributor under this Agreement);
(e)    all Contracts to which Contributor is a party that are related to the Acquired Assets or the Business, including all processing agreements with credit card and debit card processors and all merchant agreements with merchants entered into by Contributor, as well as all subagent and sales representative relationships, including all residual payments, residual payment rights, earned residuals, future residuals, direct revenue, instruments, and documents related to or arising from such processing agreements and merchant agreements, in each case net of all recurring fees and expenses to Company related to such payments or rights to payments thereunder (the “Assumed Contracts”);
(f)    all other tangible and intangible assets, properties and rights of any kind or description, wherever located, that are used or held for use in connection with the Business, including all Intellectual Property;
(g)    all formulae, algorithms, work product of research and development, technical data, technical or business specifications, business processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), works of authorship and other similar materials, and all tangible embodiments of the foregoing, in any form whether or not specifically listed herein relating to the Business;
(h)    all goodwill and the going concern value of Contributor relating to the Business;
(i)    all causes of action, rights of recovery, choses in action and rights of setoff of any kind, lawsuits, judgments, Orders, claims, and demands of any nature available to or being pursued by Contributor to the extent related to the Acquired Assets, whether arising by way of counterclaim or otherwise, but specifically excluding any such causes of action, lawsuits, judgments, Orders, claims, and demands that constitute Excluded Assets;
(j)    to the extent assignable or otherwise transferable, all Governmental Authorizations related to the Acquired Assets or the Business and issued by or obtained from a Governmental Authority;
(k)    to the extent assignable or otherwise transferable, all rights of Contributor under nondisclosure or confidentiality, noncompete, or nonsolicitation agreements with current and former employees, consultants and agents of Contributor or with third parties, in each case to the extent relating to the Business or the Acquired Assets (or any portion thereof); and
(l)    except as prohibited by applicable Legal Requirements, Contributor’s books and records relating to any Transferred Associates, including any and all records or written documents relating to performance reviews, performance improvement plans, statements of disciplinary actions taken and all other information maintained in such Transferred Associates’ personnel files (collectively, the “Employee Records”).
1.2    Excluded Assets. The Acquired Assets shall not include the following assets (the “Excluded Assets”), which shall remain the property of Contributor after the Closing:
(a)    all cash on hand in Contributor’s bank accounts and all bank accounts of Contributor;
(b)    all of Contributor’s Governing Documents, qualifications to conduct business, taxpayer and other identification numbers, seals, minute books, stock transfer books, financial records, and other records relating to the corporate organization of Contributor;
(c)    all insurance policies owned by or maintained for the benefit of Contributor and all rights to insurance proceeds and claims pursuant to such policies;
(d)    all Contributor Benefit Plans and assets related thereto;
(e)    all Contributor Contracts that are not Assumed Contracts, including all employment agreements to which Contributor is a party;
(f)    all Liability of Contributor for any trailing chargebacks, Card Association fines or penalties, charge-offs, and merchant losses related to or arising from Contributor’s operation of the Business prior to the Closing Date; and
(g)    all rights which accrue or will accrue to the benefit of Contributor under this Agreement and the other Transaction Documents to which Contributor is a party.
1.3    Liabilities.
(a)    Company shall not assume any Liabilities of Contributor or the Business other than with respect to the Assumed Contracts, and then (i) only to the extent any such Liability relates solely to periods after the Effective Time and (ii) excluding any Liability with respect to any Assumed Contract arising as a result of any breach, default, violation, act or omission that occurred at or prior to the Effective Time (collectively, the “Assumed Liabilities”).
(b)    Contributor is to remain solely responsible for all of the Retained Liabilities. Contributor shall retain and timely pay, perform and discharge in the ordinary course of business consistent with past practices all of the Retained Liabilities, and shall take all other actions and do all things necessary to ensure that Company is not liable for any of the Retained Liabilities. Without limiting the foregoing, the Retained Liabilities of Contributor shall expressly include: (i) any Liability of Contributor or any Owner relating to Taxes of any kind or nature incurred for any taxable period (or portion thereof); (ii) any Liability for services rendered by Contributor; (iii) any Liability of Contributor or any Owner arising as a result of or out of any claim, legal or equitable action, proceeding or investigation pertaining to or relating in any way to the Business or the Acquired Assets occurring prior to the Closing Date; and (iv) any Liability of Contributor or any Owner in connection with the making or performance of this Agreement, including any legal, brokerage or other types of fees, costs or expenses incurred from any third party service provider or advisor; (v) any Liability of Contributor related to or arising from Indebtedness; and (vi) any Liability of any kind or nature, whenever arising or accruing, relating to the Excluded Assets.
(c)    Notwithstanding anything to the contrary in this Agreement, no Contributor Contracts shall be deemed transferred or assigned to Company pursuant to this Agreement if the attempted transfer or assignment thereof to Company without the consent or approval of any other Person would be ineffective or would constitute a breach of contract or a violation of any Legal Requirement, and such consent or approval is not obtained at or prior to the Closing. In such case (i) the beneficial interest in or to such Contributor Contracts (collectively, the “Beneficial Rights”) shall in any event pass at the Closing to Company under this Agreement, and (ii) pending such consent or approval, Company shall discharge the obligations of Contributor under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for Contributor, and Contributor shall act as Company’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. Contributor, the Owners, and the Holders’ Agent shall use their respective commercially reasonable efforts (and bear their respective costs of such efforts) to obtain and secure all consents and approvals that may be necessary to effect the legal and valid transfer or assignment of any Contributor Contracts underlying the Beneficial Rights to Company without any change in any of the material terms or conditions of such Contributor Contracts, including their formal assignment or novation, if advisable. Contributor, the Owners, and the Holders’ Agent shall make or complete such transfers as soon as reasonably possible and cooperate with Company in any other reasonable arrangement designed to provide for Company the benefits of such Contributor Contracts, properties, rights and assets, including enforcement at the cost and for the account of Company of any and all rights of Contributor against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge of any Liability under such Contributor Contracts, to the extent such Liability constitutes an Assumed Liability. If and to the extent an arrangement acceptable to Company with respect to Beneficial Rights cannot be made, then Company, upon written notice to Contributor, shall have no obligation under this Agreement or otherwise with respect to any such Contributor Contract, and such Contributor Contract shall not be deemed to be an Acquired Asset and the related Liability shall not be deemed an Assumed Liability.
1.4    Consideration. As consideration for the contribution of the Acquired Assets, Company shall issue to Priore, on behalf and at the express direction of Contributor (and, in accordance with the Cumulus Contribution Agreement, issue to Stein, Ltd., on behalf and at the express direction of Cumulus and at the express direction of Stein), Preferred Units pursuant to the terms and conditions of the Company LLC Agreement. The Preferred Units issued will carry certain rights and restrictions, including restrictions on transferability of such interests, in accordance with applicable law and the terms and conditions of the Company LLC Agreement. In connection with the contribution of the Acquired Assets and the issuance of the Preferred Units, at the Closing, Company shall assume the Assumed Liabilities.
1.5    Closing. The consummation of the Transactions (the “Closing”) is to take place remotely by means of facsimile, electronic mail or other electronic means simultaneous with the execution of this Agreement (the “Closing Date”), effective as of 11:59 p.m. (central time) on the Closing Date (the “Effective Time”).
1.6    Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
(a)    Contributor and the Holders’ Agent shall deliver to Company:
(i)    this Agreement, duly executed by Contributor, each Owner, and the Holders’ Agent;
(ii)    a general assignment and bill of sale agreement in a form reasonably acceptable to Company (the “Bill of Sale”), duly executed by Contributor;
(iii)    an intellectual property assignment in a form reasonably acceptable to Company (the “IP Assignment”), duly executed by Contributor;
(iv)    the Company LLC Agreement, as well as any related agreements or documents, in a form reasonably acceptable to Company, duly executed by Priore and Stein, Ltd., as applicable;
(v)    copies of all notices and Consents required to be provided or obtained by Contributor or the Owners in connection with the execution and delivery of the Transaction Documents and the consummation or performance of the Transactions;
(vi)    a certificate duly executed by an authorized officer of Contributor (A) certifying as true, correct and complete as of the Closing Date an attached copy of the Governing Documents of Contributor, (B) certifying and attaching all requisite resolutions or actions of Contributor’s members and managers, as applicable, approving the execution and delivery of the Transaction Documents and the consummation and performance of the Transactions, which shall be in a form reasonably acceptable to Company and (C) attesting to the authority and incumbency of, and authenticating the signatures of, any Person executing the Transaction Documents on behalf of the Contributor, duly executed by an officer of the Contributor; and
(vii)    such other bills of sale, assignments, documents and other instruments of transfer and conveyance as Company reasonably requests, each in form and substance reasonably satisfactory to Company and duly executed by Contributor, the Owners or the Holders’ Agent, as applicable.
The foregoing obligations are for the sole benefit of Company, and may be waived by Company, in whole or in part, at any time and from time to time in the sole discretion of Company.

(b)    Company shall deliver to:
(i)    Contributor, this Agreement, duly executed by Company;
(ii)    Holders’ Agent for delivery to Priore and Stein, Ltd., the Company LLC Agreement, duly executed by PIPH and Company;
(iii)    Contributor, the Bill of Sale, duly executed by Company; and
(iv)    Contributor, the IP Assignment, duly executed by Company.
The foregoing obligations are for the sole benefit of Contributor and the Owners and may be waived by any such party, in whole or in part, at any time and from time to time in the sole discretion of such party.

1.7        1.7    Income Tax Treatment of Contribution. Consistent with Revenue Ruling 99-5, it is intended that the foregoing will be treated as an exchange qualifying under Section 721 of the Code. The Parties agree to report the foregoing transactions to all applicable state or federal taxing authorities, for all purposes, consistently with the foregoing provision, unless such reporting of transactions are in conflict with the Code or any other applicable state or local tax laws of any type.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR
Contributor represents and warrants to Company as follows:
2.1    Organization and Good Standing; Capitalization; Subsidiaries.
(a)    Contributor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own and lease the Acquired Assets as the Acquired Assets are now owned and leased, and to carry on the Business as it is now being conducted. Contributor is qualified to do business and is in good standing in those states where the Legal Requirements of such states require qualification or good standing.
(b)    Schedule 2.1(b) sets forth a true and complete list of the authorized, issued and outstanding Capital Stock of Contributor. The issued and outstanding Capital Stock of Contributor is duly authorized, validly issued, and free of any preemptive rights in respect thereto. Except as set forth on Schedule 2.1(b), there is no other Capital Stock of Contributor authorized, issued, reserved for issuance or outstanding, nor any outstanding or authorized option, warrant or stock appreciation, phantom stock, profit participation or similar rights with respect to Capital Stock of Contributor. Contributor does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of Contributor on any matter. Except as set forth on Schedule 2.1(b), there are no Contracts or other agreements to which Contributor is a party or by which Contributor is bound to (i) repurchase, redeem or otherwise acquire any Capital Stock of Contributor, or (ii) vote or dispose of any Capital Stock of Contributor. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Capital Stock of Contributor.
(c)    Contributor does not have, and has never had, any direct or indirect Subsidiaries and does not own any Capital Stock in, or control, directly or indirectly, any other Person.
2.2    Authority; No Conflict.
(a)    The Transaction Documents constitute the legal, valid and binding obligation of Contributor, each Owner and the Holders’ Agent, as applicable, enforceable against Contributor, the Owners and the Holders’ Agent, as applicable, in accordance with their terms, except as enforceability may be limited by the Enforceability Exceptions. Contributor, each Owner and the Holders’ Agent have the right, power, authority and capacity to execute and deliver the Transaction Documents to which they are a party and to perform their obligations under the Transaction Documents to which they are a party, and such actions have been duly authorized by all necessary limited liability company or other organizational action by Contributor, each Owner and the Holders’ Agent.
(b)    Neither the execution and delivery of the Transaction Documents by Contributor, any Owner or the Holders’ Agent nor the consummation and performance of the Transactions by Contributor, any Owner or the Holders’ Agent will: (i) contravene, conflict with, or result in a violation of any provision of the Governing Documents of Contributor, (ii) contravene, conflict with, or result in a violation of any Legal Requirement to which Contributor, any Owner or the Holders’ Agent is subject, or (iii) breach any provision of, give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any Contributor Contract. Neither Contributor, any Owner nor the Holders’ Agent is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of the Transaction Documents or the consummation or performance of the Transactions.
2.3    Financial Statements; Indebtedness. Contributor has provided to Company, prior to the execution of this Agreement, copies of such financial information as Company has requested, which information is true, correct and complete in all material respects and fairly present the financial position, and cash flows of Contributor as of the dates and for the period specified. Contributor has no Indebtedness immediately prior to the Closing.
2.4    Assets; Real Property. Contributor has good, valid and transferable title to, or a valid and enforceable right to use under an Assumed Contract or otherwise, all of the Acquired Assets, free and clear of all Encumbrances. The Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever necessary and sufficient to conduct the Business in substantially the same manner presently operated by Contributor and consistent with present practices. The Acquired Assets are in good condition and adequate for the uses for which they currently are being used and none of the Acquired Assets are in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. Contributor does not own or hold any interest (fee, leasehold or otherwise) in any real property.
2.5    Assumed Contracts. Contributor has provided to Company, prior to the execution of this Agreement, true, correct and complete copies of each Assumed Contract, which include all Contributor Contracts that are related to the Acquired Asses or the Business. Each Assumed Contract is (a) valid and binding on Contributor and, to the Knowledge of Contributor, the other parties thereto and (b) in full force and effect. Contributor has not at any time and, to the Knowledge of Contributor, no other party to any Assumed Contract has been at any time, in breach or default under any Assumed Contract and, to the Knowledge of Contributor, there are no circumstances or facts that would reasonably lead to an assertion that Contributor or any other party to any Assumed Contract is, or has been, in breach or default under any Assumed Contract. Contributor has not given to, or received from, any other party to any Assumed Contract, notice or communication (whether written or oral) regarding any actual or alleged breach of or default under any Assumed Contract by Contributor or any other party to such Assumed Contract. There are no renegotiations or outstanding rights to negotiate, any amounts to be paid or payable to or by Contributor under any Assumed Contract, except with respect to non-material amounts in the ordinary course of business, and no Person has made a written demand for such negotiations. Contributor has not released or waived any of its rights under any Assumed Contract. The Assumed Contracts constitute all Contracts of Contributor necessary and sufficient for the operation of the Business in accordance with Contributor’s present practices.
2.6    Material Customers and Material Suppliers. Since January 1, 2018, no material customer or supplier of Contributor (i) has provided Contributor any notice or communication terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future, or otherwise reflecting a material adverse change in, the business relationship between such customer or supplier and Contributor, or (ii) has cancelled or otherwise terminated or materially reduced any Contract or purchase or sales order with Contributor.
2.7    Compliance with Laws. Contributor has at all times been and is currently in compliance in all material respects with all Legal Requirements that are, or were, applicable to Contributor, the operation of the Business or the ownership or use of the Acquired Assets. Contributor has not received any written notice or communication from any Governmental Authority or other Person regarding any actual, alleged or potential violation of or failure to comply with any Legal Requirement.
2.8    Proceedings, Orders. There have been no Proceedings pending or, to the Knowledge of Contributor, threatened by or against Contributor, the Business or any Owner, or that otherwise relates to or affects any of the Acquired Assets or the Business. Contributor is not a party to any Order and, to the Knowledge of Contributor, no event has occurred that, with the giving of notice, the passage of time, or both, would constitute grounds for a violation, Order or breach with respect to any Governmental Authorization or to revoke, withdraw or suspend any such Governmental Authorization.
2.9    Taxes. Contributor has duly filed on a timely basis all Tax Returns required to be filed by Contributor at any time, or otherwise with respect to the Business, the conduct of the Business or the Acquired Assets and all such Tax Returns were, when filed, and continue to be, correct and complete in all material respects. All Taxes and all assessments of any kind or nature (whether or not shown on any Tax Return) owed by Contributor or otherwise relating to the Business, the conduct of the Business or the Acquired Assets have been or will be timely paid prior to Closing. There are no liens (other than liens for Taxes not yet due and payable) with respect to Taxes on any of the Acquired Assets, nor is any Governmental Authority in the process of imposing any lien for Taxes on any of the Acquired Assets. Contributor has complied with all Legal Requirements relating to the completion and timely filing of all Tax Returns in connection with any amounts paid or owing to any employee, independent contractor or other third party, including all Forms W-2 and 1099 required with respect thereto, and Contributor has duly and timely withheld and paid over to the appropriate Governmental Authority (or set aside for payment when due) all amounts required to be so withheld and paid under all Legal Requirements with respect to such Tax Returns. No claim has ever been made in writing, and to the Knowledge of Contributor, in any other manner, by any Governmental Authority in a jurisdiction where Contributor does not file Tax Returns that Contributor is or may be subject to taxation by such jurisdiction. No examination or audit of any Tax Return of Contributor or with respect to the Business, the conduct of the Business or the Acquired Assets by any Governmental Authority is currently in progress or, to the Knowledge of Contributor, threatened. No assessment or other Proceeding by any Governmental Authority is pending, or to the Knowledge of Contributor, threatened, with respect to the Taxes or Tax Returns of Contributor or with respect to the Business, the conduct of the Business or the Acquired Assets. Contributor has not waived or requested to waive any statute of limitations in respect of, or granted any extension of a period for the assessment of, any Taxes associated with the Business, the conduct of the Business or the Acquired Assets which waiver is currently in effect. There is no dispute or claim concerning any Liability of Contributor for additional Taxes, either (i) claimed or raised by any Governmental Authority in any written notice or communication provided to Contributor, or (ii) to the Knowledge of Contributor. Contributor is not a “foreign person” within the meaning of Section 1445 of the Code.
2.10    Employees and Employee Benefit Plans.
(a)    The employment of each employee of Contributor is terminable at the will of Contributor and Contributor is not a party to any employment, non-competition or severance Contract with any current or former employee of Contributor. There is no collective bargaining agreement in effect between Contributor and any labor unions or organizations representing any of the employees of Contributor. Contributor has not experienced any organized slowdown, work interruption, strike or work stoppage by its employees, and, to the Knowledge of Contributor, there is no strike, labor dispute or union organization activity pending or threatened affecting Contributor.
(b)    Schedule 2.10(b) sets forth a true and complete list of all benefit plans, policies, programs, profit-sharing, deferred compensation, incentive, bonus, performance award, change in control, severance, medical, vision, dental, disability, welfare, fringe benefit, and similar agreement plan, policies, or programs that have been maintained, sponsored, contributed to, or required to be contributed to by Contributor for the benefit of its employees (the “Contributor Benefit Plans”). To the Knowledge of Contributor, no examination, voluntary correction proceeding or audit of any Contributor Benefit Plan by any Governmental Authority is in progress or threatened and no other Proceeding is pending or, to the Knowledge of Contributor, threatened by any other party with respect to any Contributor Benefit Plan. Contributor is not a party to any agreement or understanding with the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, or similar foreign Governmental Authority.
2.11    Absence of Certain Changes and Events. Since January 1, 2018, (a) Contributor has conducted and operated the Business in the ordinary course of business consistent with past practices; and (b) Contributor has not taken any of the following actions: (i) made any dividend or other distribution; (ii) issued, sold or amended the terms of any Capital Stock; (iii) loaned or advanced funds, or any goods or property to, any Person; (iv) purchased or acquired any Capital Stock of any Person; (v) acquired (by merger, consolidation or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses of any Person; (vi) incurred or otherwise become liable with respect to any Indebtedness (other than Indebtedness included in current liabilities of Contributor); (vii) adopted, established, entered into, amended or terminated or increased the benefit under any Company Plan or other employee benefit plan, program or Contract that would be a Company Plan if in effect on the date of this Agreement; (viii) increased the compensation or benefits of any current or former director, officer, employee or Consultant of Contributor other than in the ordinary course of business; or (ix) granted any severance, retention, change of control or similar payments to any current or former director, officer, employee or Consultant of Contributor.
2.12    Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Contributor or any Owner.
2.13    Intellectual Property.
(a)    Contributor owns all right, title, and interest in and to, or has a valid right to use pursuant to a written license agreement, all Intellectual Property and Software used or held for use in the Business, free and clear of all Encumbrances, except as set forth on Schedule 2.13(a). The Software includes all of the computer software, databases, and documentation necessary and sufficient for the operation of the Business in accordance with Contributor’s present practices. The operation and maintenance of the Business, as presently conducted, requires no Intellectual Property other than Intellectual Property owned by Contributor or granted to Contributor pursuant to a license agreement that is without obligation to pay any royalty or any other fees with respect thereto, except for payments set forth on Schedule 2.13(a). None of the Intellectual Property used in connection with the Business is being used or enforced, or has failed to be used, by Contributor in a manner that would result in the abandonment, cancellation, termination, or unenforceability of such Intellectual Property.
(b)    To the Knowledge of Contributor, the written technical and user documentation in Contributor’s possession pertaining to Software owned or used by Contributor includes all the source code, system documentation, tools, and written explanation necessary to render the Software usable within a reasonable period of time by a computer programmer of reasonable skill in the general type of technology involved. The Software owned by Contributor conforms to all written specifications for use in operation of the Business as currently conducted.
(c)    Contributor’s operation of the Business, including Contributor’s use of Software and Intellectual Property, has not and does not infringe, misappropriate, or otherwise violate any intellectual property rights of any third party. To the Knowledge of Contributor, no third-party (i) is currently infringing, misappropriating, or otherwise violating, or (ii) has infringed, misappropriated, or otherwise violated, the rights of Contributor in any Intellectual Property.
(d)    Contributor has not provided, and is not obligated to provide under any Contributor Contract, to any third party, the source code for any Software owned by Contributor. Contributor has taken commercially reasonable measures to protect, maintain, and preserve the (i) operation and security of the Software, computer hardware, and computer networks used, held for use, or acquired or developed for use in the operation of the Business, and (ii) the secrecy and confidentiality of all trade secrets and confidential and proprietary information used, held for use, or acquired or developed for use in connection with the Software or the Intellectual Property.
(e)    The Software owned by Contributor and the Intellectual Property was either (i) developed by employees of Contributor within the scope of their employment, (ii) developed by independent contractors or consultants of Contributor who have assigned in writing all of their rights therein to Contributor, or (iii) otherwise acquired by Contributor in connection with an acquisition in which Contributor obtained exclusive title to such Software or the Intellectual Property. Contributor has not received written notice from any third party claiming any right, title or interest in the Software or Intellectual Property owned by Contributor.
(f)    To the Knowledge of Contributor, no open source software, freeware or other software distributed under similar licensing or distribution models have been incorporated into any Software in such a manner that would obligate Contributor to disclose, distribute, or license to any third party the source code for any such Software or to otherwise impose any limitation, restriction, or condition on the right or ability of Contributor to license or distribute such Software owned by Contributor.
2.14    Governmental Authorizations. Contributor has obtained all of the Governmental Authorizations necessary to permit Contributor to own, operate, use and maintain the Acquired Assets in the manner in which they are now owned, operated, used and maintained and to conduct the Business as currently conducted (the “Operating Governmental Authorizations”). Each Operating Governmental Authorization is valid and in full force and effect. There are no Proceedings or, to the Knowledge of Contributor, audits or investigations before any Governmental Authority pending or, to the Knowledge of Contributor, threatened that would reasonably be expected to result in the termination, revocation or suspension of any Operating Governmental Authorization or the imposition of any fine, penalty, sanction or other liability for violation of any Legal Requirement relating to any Operating Governmental Authorization.
2.15    Related Party Transactions. Except as set forth on Schedule 2.15, there are no Contracts or other material arrangements related to the Business between any Contributor, on the one hand, and any Owner, any immediate family member of any Owner, or any of their respective Affiliates, on the other hand.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Company represents and warrants to Contributor and the Owners as follows:
3.1    Organization and Good Standing. Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own and lease its assets and properties and conduct its business as it is now being conducted. Company is duly qualified or licensed to do business and is in good standing in those states where the Legal Requirements of such states require qualification, licensing or good standing, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to impair or delay Company’s ability to consummate the Transactions.
3.2    Authority. The Transaction Documents constitute the legal, valid and binding obligation of Company, enforceable against Company in accordance with their terms, except as enforceability is limited by the Enforceability Exceptions. Company has the right, power and authority to execute and deliver the Transaction Documents to which Company is a party and to perform Company’s obligations under the Transaction Documents to which Company is a party, and such actions have been duly authorized by all necessary corporate action by Company.
ARTICLE IV
COVENANTS
4.1    Public Announcements. Unless required by applicable Legal Requirements, including any required compliance with financial and accounting disclosures under GAAP or applicable United States securities laws, neither Contributor nor any Owner shall, directly or indirectly, make any public disclosure or permit any of their respective Representatives to make any public disclosure (whether or not in response to an inquiry) or any other public announcement of the terms or subject matter of the Transaction Documents unless previously approved by Company in writing. No Party shall, and each Party shall cause each of their respective Representatives not to, at any time, divulge, disclose or communicate to any third party in any manner whatsoever, information or statements that disparage or are intended to disparage the Business or any other Party or any of such Party’s Affiliates or any of their respective business reputations.
4.2    Payment of Taxes; Straddle Periods.
(a)    Transfer Taxes. All stamp, transfer, real property transfer, documentary, sales and use, value added, recording, stock transfer, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions, excluding any income or gains Taxes (collectively, the “Transfer Taxes”) shall be paid for by Contributor when due. Contributor shall, at its own expense, properly file on a timely basis all necessary Tax Returns and other documentation with respect to any such Transfer Taxes, and, if required by applicable Legal Requirements, Company will join in the execution of any such Tax Returns and other documentation.
(b)    Taxes; Prorations. Contributor shall pay, prior to delinquency, all personal property and real property Taxes in respect of the Acquired Assets, due and payable prior to the Closing. In addition, all personal property, real property, ad valorem, and other similar Taxes (other than income Taxes) levied with respect to the Acquired Assets for a Straddle Period shall be apportioned between Contributor and Company based on the number of days included in such Straddle Period through and including the Closing Date and the number of days included in such Straddle Period after the Closing Date, respectively. If the amounts of such Taxes are not liquidated or accurately estimated and apportioned at the Closing, or if Taxes are retroactively assessed after the Closing to a date on or prior to the Closing Date against the any Acquired Asset, then at such time as the actual or retroactively assessed Taxes are known, a cash settlement shall be made between Company and Contributor based on such actual amounts within 30 days of such determination. If the payment of Taxes is an obligation under any Contract, Liability for such Taxes shall be apportioned and paid for in the manner set forth in this Section 4.2(b). The Parties shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns with respect to Taxes addressed in this Section 4.2(b). To the extent not otherwise addressed by this Agreement, Company and Contributor shall prorate (as of the Closing), if applicable, all water, sewage disposal, gas, telephone, electric, and other utility charges, real and personal ad valorem property taxes, real property lease payments, personal property lease payments, and all other income and expenses with respect to the Business, the Acquired Assets, or the Assumed Liabilities that are normally prorated upon the sale of assets of a going concern. To the extent applicable, all real property ad valorem Taxes shall be deemed paid in arrears.
4.3    Payment of Other Retained Liabilities. If any Retained Liabilities are not paid or provided for pursuant to Section 1.3(b), or if Company reasonably determines that failure to make any payments will impair Company’s use or enjoyment of the Acquired Assets or conduct of the Business, Company is permitted to, any time after the Effective Time and following at least three Business Days prior notice to the Holders’ Agent, elect to make all such payments directly (but will have no obligation to do so) and Contributor shall promptly reimburse Company for any such payments.
4.4    Misdirected Payments. Contributor and each Owner shall promptly notify Company about and remit to Company any payments received on account of the Business or any Acquired Assets at or after the Effective Time in such manner as Company may from time to time reasonably direct.
4.5    Further Assurances. Following the Closing, the Parties shall reasonably cooperate with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under Transaction Documents, and the Parties agree (a) to furnish upon request to the other Parties such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties reasonably request, for the purpose of carrying out the intent of the Transaction Documents and the Transactions, and of transitioning the operation of the Business to Company, including the right to audit from time to time upon reasonable request all bank accounts of Contributor.
4.6    Confidentiality. Except as required by any applicable Legal Requirements and upon prior written notice to Company, Contributor and each Owner shall not, and shall cause their respective Representatives not to, disclose, disseminate, divulge, discuss, copy or otherwise use in competition with, or use in a manner harmful to the interest of, Company or the Business, any confidential information relating to the Business.
4.7    Employees.
(a)    If requested by Company, Contributor and the Owner shall encourage any employee or independent contractor of Contributor (any such person, a “Business Associate” and, collectively, such persons, the “Business Associates”) to make available such Business Associate’s services to Company or an Affiliate of Company after the Closing. Contributor and Company each understand and agree that, on the Closing Date, Contributor shall terminate its employment or engagement of, and Company or an Affiliate of Company is permitted to offer, as of the Effective Time, employment or engagement to, each of the Business Associates. This Section 4.7(a) does not impose any obligation on any Business Associate to accept employment or engagement with Company or any Affiliate of Company, nor does it impose any obligation on Company or any Affiliate of Company to offer employment or engagement to any Business Associate or to retain any Business Associate for any length of time. Contributor and each Owner consent to the hiring or engagement of the Transferred Associates by Company or any Affiliate of Company and waive, with respect to the employment or engagement by Company or any Affiliate of Company of the Transferred Associates, any claims or rights Contributor or the Owner has under any non-competition, confidentiality, non-solicitation or similar restrictive covenants with the Transferred Associates.
(b)    At the Closing, Contributor shall transfer to Company all Employee Records for the Transferred Associates, except to the extent such transfer is prohibited by applicable Legal Requirements.
(c)    Nothing in this Agreement, express or implied, is to be construed to create any third party beneficiary interests (including any legal or equitable rights, remedies or claims) on the part of any Person (including any of the Business Associates).
(d)    Company shall not assume any Liability for any vacation or paid time off accrued prior to the Closing Date with respect to any Transferred Associate.
(e)    Contributor shall be solely responsible for offering and providing any COBRA Coverage with respect to any “qualified beneficiary” who is covered on the Closing Date by a Benefit Plan that is a “group health plan” and who experiences a qualifying event while covered under such plan on or prior to the Closing Date. Company shall be solely responsible for offering and providing any COBRA Coverage required with respect to any Transferred Associate or other “qualified beneficiary” who becomes covered by a group health plan sponsored or contributed to by Company or its Affiliates and who experiences a “qualifying event” following the Closing Date while covered under a group health plan of Company or its Affiliates. For the purposes hereof, “qualified beneficiary,” “group health plan”, “qualifying event,” and “successor employer” have the meanings ascribed thereto in Section 4980B of the Code and “COBRA Coverage” means the continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA or any similar state Legal Requirements.
4.8    Certain Restrictive Covenants. All of the terms, conditions, covenants and provisions of this Section 4.8 are collectively referred to as the “Non-Compete Arrangements”.
(a)    Contributor hereby agrees that, during the Noncompetition Period, Contributor will not, without the express prior written consent of Company, directly or indirectly, engage anywhere within the Restricted Territory, in any capacity (whether as owner, part-owner, shareholder, member, partner, director, manager, officer, trustee, employee, agent, or consultant, or in any other capacity), in any business, organization, or Person whose primary business, activities, products, or services are the same or substantially similar to the Business (a “Competing Business”).
(b)    Contributor hereby agrees that, during the Noncompetition Period, Contributor will not, without the express prior written consent of Company, directly or indirectly:
(i)    solicit, divert, take away, or attempt to solicit, divert or take away, any of the customers (or their Affiliates) or actively sought prospective customers (or their Affiliates) of the Business with whom Contributor has had material business contact during the 12-month period immediately preceding the Closing Date; or
(ii)    solicit or hire, or encourage the solicitation or hiring by any employer other than Company or its Affiliates, any Transferred Associates for any position as an employee, independent contractor, consultant or otherwise.
(c)    For purposes of this Agreement, the “Noncompetition Period” means the period commencing on the Closing Date and terminating 12-months thereafter and “Restricted Territory” means the United States of America. Contributor acknowledges and agrees that the Business encompasses and includes the entire geographic area in the Restricted Territory. The covenants contained in this Section 4.8 shall be construed as a series of separate covenants, one for each state and/or county of any geographic area in the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.
(d)    Contributor acknowledges and agrees that, in the event of a breach or threatened breach of any of the covenants and promises contained in this Section 4.8, Company will suffer irreparable injury for which there is no adequate remedy at law, and Company shall therefore be entitled to temporary, preliminary, and permanent injunctive relief enjoining said breach or threatened breach without having to post a bond or other security. Contributor further acknowledges and agrees that Company shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of such breach. Contributor acknowledges and agrees that the Non-Compete Arrangements are reasonable in geography, scope, content and duration, are not overly broad or unduly burdensome, and are reasonably intended to protect the legitimate business interests of Company. Contributor acknowledges and agrees that the Non-Compete Arrangements set forth in this Section 4.8 are a material inducement for Company to enter into this Agreement and that Company would not enter into the transactions contemplated by this Agreement in the absence of such Non-Compete Arrangements.
4.9    Post-Closing Operations. On and after the Closing Date, Contributor and the Holders’ Agent shall use their respective best efforts to, as promptly as is reasonably possible, affect the winding up of Contributor’s business and affairs and the liquidation of Contributor’s assets and properties and, thereafter, Contributor’s dissolution, while also taking into account any input with respect thereto provided by Company in connection with protecting Company’s rights pursuant to this Agreement and the Transactions.
4.10    Release.
(a)    Except as otherwise provided in this Agreement and, effective as of the Closing, each Owner (each, a “Releasing Party” ), fully and unconditionally releases, acquits and forever discharges the Company Released Parties, from any and all claims, demands, Damages, claims, causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature, in contract or in tort, at law or in equity, that such Releasing Party has had, now has or might have in each case arising out of anything done, omitted, suffered or allowed to be done by any Company Released Party, including pursuant to any agreement, understanding, representation or promise by or between any Company Released Party, on the one hand, and any Releasing Party, on the other hand, in each case whether heretofore or hereafter accrued or unaccrued and whether foreseen or unforeseen or known or unknown, any claim for indemnification, contribution or other relief, any claim relating to the valuation or prospects of Contributor or the Business, any claim relating to any investment in Contributor or employment by Contributor or any claim relating to any inducement to enter into this Agreement in each case to the extent related to matters or events occurring prior to the Closing (collectively, the “Released Claims”); provided that, notwithstanding the foregoing, the Released Claims shall not include any claims by Contributor Indemnified Persons expressly permitted pursuant to this Agreement or claims to enforce this Agreement or to the extent related to matters or events occurring after the Closing. Each Owner agrees that it shall not commence, threaten or institute any legal actions, including litigation, arbitration or any other Proceedings of any kind whatsoever, in law or equity, or assert any claim, demand, action or cause of action against any Company Released Parties based in whole or in part upon any Released Claims.
(b)    Each Owner:
(i)    acknowledges that this release applies to all unknown or unanticipated results of any action of any Company Released Party occurring prior to the Closing, as well as those known and anticipated;
(ii)    acknowledges and agrees that such Owner may hereafter discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this Agreement, but nevertheless expressly accept and assume the risk of such possible differences in fact, agree that this release shall be and remain effective, notwithstanding any such differences and hereby waive any rights, claims or causes of action that might arise as a result of such different or additional claims or facts and acknowledge that they understand the significance and potential consequence of such a release of unknown claims;
(iii)    in furtherance thereof, and without limiting the foregoing, expressly waives any and all rights and benefits conferred by the provisions applicable Legal Requirements of any other jurisdiction, including Delaware, Georgia, Missouri and New York, and expressly consents that this release shall be given full force and effect according to each of its express terms, including those relating to unknown or unsuspected claims; and

(iv)    represents that this release is executed voluntarily with full knowledge of its significance and legal effect, consents that the claims, demands, Damages, actions, causes of action, rights, costs, losses, expenses, compensation or suits in equity, of whatsoever kind or nature, in contract or in tort, at law or in equity, released hereunder be construed as broadly as possible and acknowledges and agrees that no Owner has relied, in whole or in part, on any statements or representations made by or on behalf of any Company Released Party in connection herewith or otherwise except as otherwise set forth in this Agreement.
ARTICLE V
INDEMNIFICATION
5.1    Survival. All representations and warranties in this Agreement shall survive the Closing for a period of 18 months and shall then expire and be of no force or effect, except that a representation or warranty made in Sections 2.1(a) or (b), 2.2, 2.4, 2.12, 2.13, 3.1, and 3.2 (each, a “Fundamental Representation”) shall survive the Closing and terminate upon the expiration of the applicable statute of limitations. All covenants and obligations in this Agreement, as well as the other Transaction Documents, shall survive the Closing for the period explicitly specified therein (or, if no such period is explicitly specified, until the expiration of the applicable statute of limitations). It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 5.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations are not to be affected by any investigation conducted with respect to, or any knowledge obtained (or capable of being obtained), whether before or after the date of this Agreement, about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.
5.2    Indemnification and Reimbursement by Contributor and the Owners. Subject to the other Sections of this Article V, Contributor and each Owner shall, jointly and severally, indemnify, defend and hold harmless Company and its Affiliates and Representatives (collectively, the “Company Indemnified Persons”), and shall reimburse the Company Indemnified Persons, for any Damages incurred by any Company Indemnified Person based upon, arising out of or incurred as a result of:
(a)    any inaccuracy in or breach of any representation or warranty made by Contributor or an Owner in this Agreement, including the representations and warranties made pursuant to Article II and Section 6.13;
(b)    any nonfulfillment or breach of any covenant, agreement or obligation of Contributor or an Owner in this Agreement;
(c)    any Retained Liabilities; and
(d)    any (i) Taxes of Contributor (including any Taxes for which Contributor is responsible pursuant to any Contract, Legal Requirement or otherwise), (ii) Taxes attributable to the activities of the Business occurring prior to the Effective Time, and (iii) Taxes for which Contributor is liable for pursuant to Section 4.2.
5.3    Indemnification and Reimbursement by Company. Subject to the other Sections of this Article V, Company shall indemnify, defend and hold harmless Contributor, the Owners and their respective Affiliates and Representatives (including the Holders’ Agent) (collectively, the “Contributor Indemnified Persons”), and shall reimburse the Contributor Indemnified Persons, for any Damages incurred by any Contributor Indemnified Person based upon, arising out of or incurred as a result of:
(a)    any inaccuracy in or breach of any representation or warranty made by Company in this Agreement;
(b)    any nonfulfillment or breach of any covenant, agreement or obligation of Company in this Agreement; and
(c)    any Assumed Liabilities.
5.4    Procedure for Indemnification – Third Party Claims. If an Indemnified Person receives written notice of any third-party claim or alleged third-party claim (a “Third-Party Claim”) asserting the existence of any matter of a nature as to which an Indemnified Person is entitled to be indemnified under this Agreement, such Indemnified Person shall promptly notify the Indemnifying Person, in writing with respect thereto, but the failure to notify the Indemnifying Person is not to relieve the Indemnifying Person of any Liability that the Indemnifying Person has to such Indemnified Person, except to the extent that (and only to the extent that) such failure is demonstrated by the Indemnifying Person to have actually caused the Damages for which the Indemnifying Person is obligated to pay under this Agreement to be greater than such Damages that would have been payable had such Indemnified Person given the prompt notice required by this Agreement. The Indemnifying Person is to have the right to defend against any such Third-Party Claim provided that (a) the Indemnifying Person, within 15 Business Days after the giving of such notice by such Indemnified Person, notifies such Indemnified Person in writing that (i) the Indemnifying Person disputes such Third-Party Claim and gives reasons therefor, and (ii) the Indemnifying Person will, at its own cost and expense, defend the same, and (b) such defense is instituted and continuously maintained in good faith by the Indemnifying Person. Such Indemnified Person is permitted to, if it so elects and at its sole cost and expense, designate its own counsel to participate with the counsel selected by the Indemnifying Person in the conduct of such defense. The Indemnifying Person will not permit any Encumbrance to attach to the assets of such Indemnified Person as a result of such Third-Party Claim, and the Indemnifying Person shall provide such bonds or deposits as are necessary to prevent the same. In any event, the Indemnifying Person shall keep such Indemnified Person fully advised as to the status of such defense. If the Indemnifying Person is given notice of a Third-Party Claim in compliance with this Section 5.4 and fails to notify such Indemnified Person of its election to defend such Third-Party Claim within the time prescribed in this Section 5.4, or if such defense is unsuccessful, then, in such event, the Indemnifying Person shall fully satisfy and discharge the Third-Party Claim within 15 days after notice from such Indemnified Person requesting the Indemnifying Person to do so. Notwithstanding anything in this Agreement to the contrary, where a Company Indemnified Person receives a written notice of a Third-Party Claim or alleged Third-Party Claim that relates to periods before, at or after the Closing, such Company Indemnified Person is to have the sole right to defend any such Third-Party Claim and is not be deemed to have waived any right to indemnification. If the Indemnifying Person assumes the defense of any Proceeding (A) no compromise or settlement of such Third-Party Claims is to be effected by the Indemnifying Person without such Indemnified Person’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (1) there is no finding or admission of any violation of any Legal Requirement and no effect on any other claims that may be made against such Indemnified Person, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (B) such Indemnified Person is to have no Liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent.
5.5    Procedure for Indemnification – Other Claims. An Indemnified Person seeking indemnification is permitted to assert a claim for indemnification for any matter not involving a Third-Party Claim by providing notice to the Indemnifying Person from whom indemnification is sought. If within ten Business Days after receipt of notice of a claim for indemnification, the Indemnifying Person from whom indemnification is sought has not given such Indemnified Person seeking indemnification written notice of any good faith objection in reasonable detail to indemnifying such Indemnified Person in connection with such claim, then it will be presumed that the Indemnifying Person from whom indemnification is sought acknowledges and agrees to indemnify such Indemnified Person seeking indemnification.
5.6    Materiality Qualifications; Strict Liability; Limitations on Liability.
(a)    For purposes of calculating the amount of Damages to which Indemnified Persons are entitled under this Article V, the terms “material,” “materiality,” and “material adverse effect” are to be disregarded. The indemnification provisions of this Article V shall be enforceable regardless of whether any Person (including any Party) alleges or proves the sole, concurrent, contributory or comparative negligence of the Indemnified Person seeking indemnification or the sole or concurrent strict liability imposed upon the Indemnified Person seeking indemnification.
(a)    Contributor’s and each Owner’s aggregate maximum liability, collectively, for any Damages or series of related Damages pursuant to Sections 5.2(a) and 5.2(b), and Company’s maximum liability for any Damages or series of related Damages pursuant to Sections 5.3(a) and 5.3(b), will not exceed $375,000, provided that such maximum liability limit shall be $3,750,000 for any such Damages with respect to any inaccuracy in or breach of the Fundamental Representations. Notwithstanding the foregoing limitations on liability, there shall be no limit on Contributor’s and each Owner’s aggregate maximum liability, collectively, for any Damages or series of related Damages pursuant to Sections 5.2(a) and 5.2(b), or Company’s maximum liability for any Damages or series of related Damages pursuant to Sections 5.3(a) and 5.3(b), to the extent such Damages arise out of or are incurred as a result of Contributor’s, any Owner’s or Company’s common law fraud or intentional misrepresentation under this Agreement (which common law fraud or intentional misrepresentation claims shall be asserted solely against the applicable Party or Parties alleged to have committed such common law fraud or intentional misrepresentation).
(b)    Contributor and each Owner shall have no obligation to indemnify any Company Indemnified Person under Sections 5.2(a) or 5.2(b) and Company shall have no obligation to indemnify any Contributor Indemnified Person under Sections 5.3(a) or 5.3(b), in each case, unless and until such time as the aggregate Damages incurred by the Company Indemnified Persons under Sections 5.2(a) and 5.2(b) or the Contributor Indemnified Persons under Sections 5.3(a) and 5.3(b), as applicable, exceed $25,000 (the “Deductible”), in which event Contributor and each Owner or Company, as applicable, shall be responsible only for such Damages exceeding the Deductible.
(c)    Notwithstanding anything contained herein to the contrary, the amount of any Damages for which an Indemnified Person may be entitled to indemnification under this Article V shall be reduced to the extent of any insurance proceeds that the Indemnified Person or any of its Affiliates actually receives with respect to such Damages. If any such insurance proceeds are received by an Indemnified Person or any of its Affiliates with respect to any Damages indemnifiable under this Article V after payment has been made to the Indemnified Person with respect thereto, the Indemnified Person shall promptly pay back, or cause its appropriate Affiliate to pay back, the amount of such insurance proceeds (up to the amount received by the Indemnified Person with respect to such Damages) to the Indemnifying Person.
(d)    Notwithstanding anything to the contrary in this Section 5.6 and subject to Section 5.7, no Owner shall have any obligation to indemnify any Company Indemnified Person for any amount that is greater than the distributions that such Owner (or, in the case of Stein, that Stein, Ltd.), together with such Owner’s permitted transferee(s), has actually received from Company in such Person’s capacity as owner of Preferred Units of Company.
5.7    Offset. Company is permitted to offset any amounts to which any Company Indemnified Person is entitled to receive at any time under this Article V against any amounts payable to such Owner (or, in the case of Stein, to Stein, Ltd.) pursuant to or arising from the Company LLC Agreement, including any distributions made on account of any Preferred Units held by such Owner, or any other of the Transaction Documents.
5.8    Power of Holders’ Agent. Without limiting Section 6.11, the Holders’ Agent shall have full power and authority on behalf of each Owner to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, any Owner under this Article V. Without limiting the foregoing, for purposes of this Section 5.8, (i) if any or all of the Owners comprise the Indemnifying Person, any references to the Indemnifying Person (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Holders’ Agent, and (ii) if any or all Owners comprise the Indemnified Party, any references to the Indemnified Person (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Holders’ Agent.
5.9    No Duplication of Recovery. Any amounts payable under this Article V shall be paid without duplication (e.g., if one Company Indemnified Person is reimbursed for Damages, another Company Indemnified Person may not be reimbursed for the same Damages), and in no event shall any Indemnified Person be indemnified under different provisions of this Agreement for the same Damages.
5.10    Subrogation. Upon making any payment to any Indemnified Person for any indemnification claim pursuant to this Article V, the Indemnifying Person will be subrogated, to the extent of such payment, to any rights that the Indemnified Person may have against other Persons with respect to the subject matter of such claim for indemnification. The Indemnified Person shall take such actions as the Indemnifying Person may reasonably request for the purpose of enabling the Indemnifying Person to perfect or exercise the Indemnifying Person’s right of subrogation hereunder.
5.11    Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, from and after the Closing Date, each Party’s sole and exclusive remedy under this Agreement or at law or in equity or otherwise against any other Party for any breach of any representation, warranty, covenant, agreement, undertaking, or obligation contained in or relating to this Agreement shall be pursuant and subject to this Article V; provided that the immediately preceding limitation shall not limit the rights of a Party to seek and obtain an injunction, or other equitable remedy (including specific performance), as provided in this Agreement.
ARTICLE VI
GENERAL PROVISIONS
6.1    Expenses. Each Party shall bear such Party’s fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of the Transaction Documents and the Transactions, including all fees and expenses of such Party’s Representatives. Notwithstanding the foregoing, the prevailing Party (i.e., the Party that receives substantially the relief claimed via arbitration or judicial proceeding) in any dispute arising from or relating in any manner to this Agreement shall be entitled to recover from the other Party all of its costs and expenses incurred in connection with the enforcement of its rights hereunder, including the costs of arbitration and any arbitrator, reasonable attorneys’ fees and expenses, and court fees and expenses, if applicable.
6.2    Successors and Assigns; No Third Party Beneficiaries. Subject to the terms of this Section 6.2, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. No Party is permitted to assign any of such Party’s rights or delegate any of such Party’s obligations under this Agreement without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed). No assignment or delegation is to relieve any Party of any of such Party’s obligations under this Agreement. Nothing in this Agreement is to be construed to give any Person other than the Parties any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except (i) such rights as will inure to a successor or permitted assignee pursuant to this Section 6.2 and (ii) as provided for in Article V (with respect to the Persons who are beneficiaries of the indemnification provision thereunder).
6.3    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and are to be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail during regular business hours, or if not during regular business hours, the next Business Day, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses set forth below (or to such other addresses as a Party designates by notice to the other Parties in accordance with this Section 6.3):
If to Contributor or any Owner, to Holders’ Agent at:
Mr. Thomas C. Priore
in his capacity as Holders’ Agent for the Owners of eTab, LLC

Electronic Mail: tpriore@pps.io

If to Company:
Priority Hospitality Technology, LLC
2001 Westside Parkway, Suite 155
Atlanta, Georgia 30004
Attention: General Counsel
Electronic Mail: chris@pps.io

with a copy to (which does not constitute notice to Company):
Maynard Cooper & Gale PC
1901 Sixth Avenue North
2400 Regions Harbert Plaza
Birmingham, Alabama 35203
Attention: Michel M. Marcoux
Electronic Mail: mmarcoux@maynardcooper.com

6.4    Entire Agreement; Modification. The Transaction Documents constitute the entire agreement among the Parties and supersede all prior agreements, whether written or oral, among the Parties with respect to the subject matter of the Transaction Documents. The Parties are not permitted to amend this Agreement, except by a written agreement signed by the Parties.
6.5    Waiver. Neither the failure nor any delay by any Party in exercising any right under this Agreement is to operate as a waiver of such right, and no single or partial exercise of any such right is to preclude any other or further exercise of such right or the exercise of any other right.
6.6    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction is to be, as to that jurisdiction, ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any term or provision of this Agreement is so broad as to be unenforceable, such term or provision is to be interpreted to be only as broad as is enforceable.
6.7    Governing Law. This Agreement and the other Transaction Documents, as well as all matters in dispute among the Parties, whether arising from or relating to this Agreement or any of the other Transaction Documents, regardless of the legal theory upon which such matter is asserted, are to be governed by, construed under and enforced in accordance with the Legal Requirements of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other Legal Requirements.
6.8    WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY IS PERMITTED TO FILE A COPY OF THIS SECTION 6.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER AMONG THE PARTIES RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS IS INSTEAD TO BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
6.9    Counterparts; Execution of Agreement. The Parties are permitted to execute this Agreement in one or more counterparts, each of such counterparts is to be deemed to be an original copy of this Agreement and all of which, when taken together, are to be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission is to constitute effective execution and delivery of this Agreement as to the Parties. Signatures of the Parties transmitted by facsimile or other electronic transmission are to be deemed to be their original signatures for any purpose whatsoever.
6.10    Enforcement of Agreement. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the covenants, agreements or obligations of this Agreement are not performed in accordance with their specific terms and that any breach of such covenants, agreements or obligations may not be adequately compensated by monetary damages. Accordingly, the Parties agree that, in addition to any other right or remedy to which a Party is entitled, at law or in equity, each Party is permitted to enforce any covenant, agreement or obligation of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches thereof, without posting any bond or other undertaking.
6.11    Holders’ Agent.
(a)    Appointment. By executing this Agreement, each Owner approves the appointment of, and hereby irrevocably appoints Priore as the true and lawful agent and attorney in fact of the Owners and as the representative for and on behalf of the Owners and Contributor for purposes of this Agreement, with full power of substitution, to act in the name, place and stead of the Owners for purposes of executing any documents and taking or omitting to take any actions that the Holders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any matter contemplated by or related to this Agreement, the other Transaction Documents (except the Company LLC Agreement), or the Transactions. The undersigned Holders’ Agent hereby accepts his appointment as Holders’ Agent.
(b)    Authority. The Owners grant to the Holders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Owners (in the name of any or all of the Owners or otherwise) any and all documents that the Holders’ Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Holders’ Agent may, in its sole discretion, determine to be appropriate, in performing his duties as contemplated by this Section 6.11. Notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document: (i) each Company Indemnified Person shall be entitled to deal exclusively with the Holders’ Agent on all matters for purposes of Article V; and (ii) each Company Indemnified Person shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Owner by the Holders’ Agent, and on any other action taken or purported to be taken on behalf of any Owner by the Holders’ Agent, as fully binding upon such Owner and any notice or communication delivered by Company to the Holders’ Agent shall be deemed to have been delivered to Contributor and each Owner.
(c)    Limitation on Liability; Holders’ Agent Expenses. Except for common law fraud, intentional misrepresentation, or gross negligence on the Holders’ Agent’s part, the Holders’ Agent will have no liability to Contributor or any Owner under this Agreement for any act or omission by the Holders’ Agent on behalf Contributor or any Owner. Company will not be liable for any Damages to any Person, including any Owner, for any action taken or not taken by the Holders’ Agent or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Holders’ Agent. The Holders’ Agent shall be reimbursed by the Owners for all fees, costs and expenses as the Holders’ Agent deems to be reasonably necessary or appropriate in connection with the performance of the Holders’ Agent’s obligations under this Agreement.
(d)    Power of Attorney. The power of attorney granted in this Section 6.11: (i) is coupled with an interest and is irrevocable; and (ii) may be delegated by the Holders’ Agent.
(e)    Survival; Replacement of Holders’ Agent. All powers granted to Holders’ Agent shall survive the Closing and any termination of this Agreement. If the Holders’ Agent is unable to perform the Holders’ Agent’s responsibilities under this Agreement or resigns from such position, the Owners shall promptly appoint a replacement Holders’ Agent to fill the vacancy of the Holders’ Agent, which appoint shall be subject to the consent of Company, which shall not be unreasonably withheld. Such appointment shall be effective upon delivery by the Owners representing a majority of the aggregate of the equity interests of Contributor at the Closing of at least three Business Days prior written notice to Company and, thereafter, the replacement Holders’ Agent shall be deemed to be the Holders’ Agent for all purposes of this Agreement.
6.12    Disclosure Schedules. No reference to or disclosure of any item or other matter in the Disclosure Schedules will be construed as an admission or indication that such item or other mater is material or that such item or other matters is required to be disclosed in the Disclosure Schedules. The Disclosure Schedules have been arranged in sections and subsections corresponding to the sections and subsections of this Agreement. Any item disclosed in one section or subsection of the Disclosure Schedules will qualify other sections and subsections of the Disclosure Schedules to the extent that it is reasonably apparent from reading the disclosure that such disclosure is applicable to other sections or subsections of the Disclosure Schedules. The Disclosure Schedules are qualified in their entirety by reference to the specific provisions of this Agreement and do not constitute representations or warranties of Contributor, except as, and to the extent provided in, this Agreement.
6.13    Certain Representations and Warranties of Each Owner. In connection with such Owner’s execution and delivery of the Company LLC Agreement as provided in Section 1.6(a)(iii) and the Company’s issuance of Preferred Units to such Owner in connection therewith, each Owner represents and warrants to Company as follows:
(a)    Accredited Investor. Such Owner is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933.
(b)    Investment Risk. Such Owner recognizes the speculative nature of an investment in the Company and that its investment may subject to total loss if the Company’s business is unsuccessful.
(c)    Access to Information. Such Owner (i) has closely reviewed the information, representations and agreements contained in this Agreement and (ii) has been provided access to Company’s organizational documents, and all other requested documents about the Company, Cumulus and the Cumulus Transaction, which documents such Owner has carefully reviewed in their entirety. Such Owner acknowledges that all documents, records, and books pertaining to Company and the acquisition of the Preferred Units (collectively, the “Company Documents”) have been made available for inspection by such Owner and such Owner’s attorneys, accountants, investor representatives and tax advisors (collectively, the “Advisors”), and such Owner and the Advisors have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Company concerning the issuance of the Preferred Units in connection with the Transactions and all such questions have been answered to the full satisfaction of such Owner and its Advisors.
(d)    Familiarity with Company. Such Owner acknowledges and certifies that: (i) such Owner is familiar with the Company and its objectives; (ii) there is no assurance of the success of the Company or its business goals; and (iii) an investment in the Company involves a high degree of risk.
(e)    Suitable Investment. Such Owner: (i) has knowledge and experience in financial and business matters; (ii) is capable of evaluating the merits and risks of an investment in Company and its Preferred Units; (iii) has carefully considered the suitability of an investment in Company and its Preferred Units for such Owner’s particular financial and tax situation; and (iv) has determined that an investment in Company’s Preferred Units is a suitable investment for such Owner. Such Owner has adequate means of providing for such Owner’s current needs and possible contingencies, and such Owner has no present intention or need, and anticipates no need in the foreseeable future, to sell its investment in Company. Such Owner acknowledges that such Owner is solely responsible for its decision to invest in Company’s Preferred Units and such Owner is not relying on the Company, any Person acting on behalf of the Company, including Company’s counsel Maynard, Cooper & Gale PC, or any of their respective Affiliates for advice in connection with such investment.
(f)    Transfer Restrictions and Automatic Redemption of Preferred Units. Such Owner understands that there will be substantial restrictions on the transferability of such Owner’s investment in Company’s Preferred Units pursuant to the Company LLC Agreement and that the Preferred Units are subject to mandatory redemption as set forth in the Company LLC Agreement, including Section 3.7(d) thereof. Such Owner further understands that the Preferred Units have not been registered under federal or any state securities laws, and the Preferred Units may not be sold or offered for resale unless they are subsequently so registered or an exemption from such registration is available under applicable laws. Such Owner hereby acknowledges that the Preferred Units being issued to such Owner in connection with the Transactions may be sold, pledged, transferred or otherwise disposed of only in accordance with the terms, provisions and restrictions of the Company LLC Agreement and applicable laws and that, in any event, such Preferred Units may not be sold, pledged, transferred or otherwise disposed of unless (i) registered under the Securities Act or (ii) an exemption from such registration is available. Such Owner understands that Company is issuing the Preferred Units to such Owner pursuant to an exemption from registration in reliance on the representations made by such Owner herein.
(g)    Acquisition for Investment. Such Owner will acquire the Preferred Units for its own account for investment purposes only and not with a view to the distribution or sale thereof.
(h)    Tax and Legal Advisors. Such Owner has been advised to consult with such Owner’s own attorney and tax advisor regarding legal and tax matters and consequences concerning an investment in the Company and its Preferred Units and such Owner has done so, to the extent such Owner considered it to be necessary.
(i)    Company LLC Agreement and Spousal Consent. Such Owner acknowledges that, as a condition to such Owner’s receipt of the Preferred Units, such Owner will be required to execute the Company LLC Agreement. Such Owner acknowledges that such Owner’s rights and obligations as an owner of the Preferred Units and the operations of the Company will be governed by the Company LLC Agreement. In addition, such Owner acknowledges that, as a condition to the issuance of the Preferred Units to such Owner and such Owner’s receipt thereof, such Owner’s wife, if applicable, will be required to execute the written consent attached as Schedule C to the Company LLC Agreement and deliver the same to the Company.
6.14    Certain Additional Representations. The Parties agree and consent, on each of their own behalf and on behalf of the Contributor Indemnified Persons that, following the Closing, Maynard Cooper & Gale PC may serve as counsel to Company and its Affiliates in connection with any matters related to this Agreement, the other Transaction Documents or the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions notwithstanding any representation by Maynard Cooper & Gale PC prior to the Closing Date of Contributor or any Owner, as applicable, or any such Person’s Affiliates. Contributor and the Owners each hereby (a) waive and agree not to assert any conflict of interest or any claim it has or may have that Maynard Cooper & Gale PC has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a dispute arises after the Closing between Company or any Company Indemnified Person, on the one hand, and any of Contributor, either Owner or any of their respective Affiliates, on the other hand, Maynard Cooper & Gale PC may represent any of Company and/or any Company Indemnified Person in such dispute even though the interests of such Person(s) may be directly adverse to those of such Contributor, Owner or any of their respective Affiliates, as applicable, and even though Maynard Cooper & Gale PC may have represented Contributor or an Owner in a matter substantially related to such dispute. The Parties further agree that, as to all communications between or among Maynard Cooper & Gale PC and any of Contributor, any Owner or either of their Affiliates or Representatives, that relate in any way to this Agreement or the other Transaction Documents, the negotiation thereof or the Transactions, the attorney-client privilege and the expectation of client confidence belongs to PIPH, in its capacity as Company’s sole member prior to Closing, and may be controlled by PIPH and shall not pass to or be claimed by any Contributor or any Contributor Indemnified Person.
6.15    Rules of Construction.
(a)    Except as otherwise explicitly specified in this Agreement to the contrary, (i) references to an Article, Section, Exhibit or Schedule means an Article or Section of, or Exhibit or Schedule to, this Agreement, unless another agreement is specified; (ii) the word “including” is to be construed as “including, without limitation;” (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (iv) words in the singular or plural form include the plural and singular form, respectively; (v) pronouns are to be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons requires; (vi) the words “asset” and “property” are to be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts, contract rights and real and personal property; (vii) references to a particular Person include such Person’s successors and permitted assigns; (viii) references to a particular statute, rule or regulation include all rules and regulations thereunder and any predecessor or successor statutes, rules or regulations, in each case as amended or otherwise modified from time to time; (ix) references to a particular agreement, document, instrument or certificate mean such agreement, document, instrument or certificate as amended, supplemented or otherwise modified from time to time if permitted by the provisions thereof; (x) references to “Dollars” or “$” are references to United States Dollars; (xi) an accounting term not otherwise defined in this Agreement has the meaning ascribed to such term in accordance with GAAP; and (xii) references to “written” or “in writing” include electronic form. The headings of Articles, Sections, Exhibits and Schedules are provided for convenience only and are not to affect the construction or interpretation of this Agreement.
(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the Parties and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
(c)    The Parties intend that each representation, warranty and covenant contained in this Agreement is to have independent significance. If either Party has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached is not to detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant.
(d)    If any period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, the time period is to be automatically extended to the Business Day immediately following such day.
(e)    The preamble and recitals to this Agreement are hereby expressly incorporated into this Agreement as if fully set forth in this Section 6.15(e).
[Signature Page Follows]
The Parties, intending to be legally bound, have duly executed this Agreement, or caused this Agreement to be duly executed by an authorized Representative of such Party, as of the date first set forth above.
COMPANY:
Priority Hospitality Technology, LLC
By: /s/ Michael Vollkommer
Name:    Michael Vollkommer
Title: Chief Financial Officer
CONTRIBUTOR:
eTab, LLC
By: /s/ Jeffrey M. Stein
Name:    Jeffrey M. Stein
Title: President
OWNERS:
/s/ Thomas C. Priore
Thomas C. Priore

/s/ Jeffrey M. Stein
Jeffrey Michael Stein

HOLDERS’ AGENT:
/s/ Thomas C. Priore
Thomas C. Priore

Exhibit A
Defined Terms
The following definitions apply in connection with the interpretation of this Agreement:
“Acquired Assets” is defined in Section 1.1.
“Advisors” is defined in Section 6.13(c).
“Affiliate” means, for any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this definition, “controlling”, “controlled by” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” is defined in the introductory paragraph.
“Assumed Contracts” is defined in Section 1.3(a).
“Assumed Liabilities” is defined in Section 1.3(a).
“Beneficial Rights” is defined in Section 1.3(c).
“Bill of Sale” is defined in Section 1.7(a)(i).
“Business” is defined in the recitals.
“Business Associates” is defined in Section 4.7(a).
“Business Day” means any day except Saturday, Sunday or any other day that commercial banks located in New York, New York are authorized or required by applicable Legal Requirements to be closed for business.
“Capital Stock” means any (a) shares, interests or other equivalents (however designated) of capital stock of a corporation; (b) equity ownership interests in a Person other than a corporation (e.g., limited liability company membership interests, units, partnership interests, etc.); and (c) warrants, options, convertible securities, calls or other rights to purchase or acquire any of the foregoing.
“Card Associations” means MasterCard International, Inc., VISA International, Inc., VISA USA, Inc., and any other card association, debit card network, or similar entity with whom Contributor or any credit card and debit card processor has a sponsorship agreement.
“Closing” is defined in Section 1.5.
“Closing Date” is defined in Section 1.5.
“Code” means the Internal Revenue Code of 1986.
“Company” is defined in the introductory paragraph.
“Company Documents” is defined in Section 6.13(c).
“Company Indemnified Persons” is defined in Section 5.2.
“Company LLC Agreement” is defined in the recitals.
“Company Released Parties” means (i) Company and its Affiliates (including PIPH), (ii) each holder of any Capital Stock of Company or any of its Affiliates as of the Closing Date, and (iii) each director, officer, employee, member, manager, general or limited partner, stockholder, Representative, assignee or successor of Company or any of its Affiliates, in its capacity as such.
“Competing Business” is defined in Section 4.8(a).
“Consent” means any consent, approval, authorization, permission, waiver, clearance, exemption, expiration of any notification requirements or similar affirmation by any Person pursuant to any Contract, Governmental Authorization, Legal Requirement or otherwise.
“Contract” means any legally binding contract, agreement, lease, sublease, mortgage, guaranty, obligation, understanding, promise, arrangement, undertaking, restriction, license or other instrument, whether written or oral, together with all amendments and other modifications thereto.
“Contributor” is defined in the introductory paragraph.
“Contributor Benefit Plans” is defined in Section 2.10(b).
“Contributor Contract” means any Contract to which Contributor is a party or is otherwise bound.
“Contributor Indemnified Persons” is defined in Section 5.3.
“Cumulus” is defined in the recitals.
“Cumulus Contribution Agreement” is defined in the recitals.
“Cumulus Transaction” is defined in the recitals.
“Damages” means damages, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, losses, expenses and fees (including costs of investigation and defense, court costs and reasonable attorney’s fees) and disbursements.
“Deductible” is defined in Section 5.6(c).
“Disclosure Schedules” means the disclosure schedules to this Agreement delivered by Contributor at the Closing.
“Effective Time” is defined in Section 1.6.
“Employee Records” is defined in Section 1.1(l).
“Encumbrance” means any lien, mortgage, pledge, deed of trust, security interest, easement, encroachment, conditional sale or other title retention agreement or other similar encumbrance.
“Enforceability Exceptions” means any bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
“Excluded Assets” is defined in Section 1.2.
“Fundamental Representation” is defined in Section 5.1.
“GAAP” means United States generally accepted accounting principles.
“Governing Documents” means, with respect to any entity, such entity’s constituent or organizational documents, such as its articles of organization, certificate of formation or articles of incorporation, and any other documents or agreements adopted by the entity to govern the formation or the internal affairs of the entity, such as its operating agreement or bylaws, as such documents have been amended, restated or supplemented from time to time, if applicable.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, agency (including the IRS), bureau, branch, department, division, commission, court tribunal, magistrate, justice, multi-national organization or instrumentality of any government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent the rules, regulations and orders thereof have force of law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Authorization” means any license, permit, authorization, qualification, bond, approval, franchise, registration, membership, authorization, accreditation, consent, operating authority or any other permit or permission that is material to or legally required for the operation of the Business as currently conducted or in connection with Contributor’s ability to own, lease, operate or manage any of the Acquired Assets, in each case that are required by any Legal Requirement or are issued or enforced by a Governmental Authority with jurisdiction over any Legal Requirement.
“Governing Documents” means, with respect to any entity, such entity’s constituent or organizational documents, such as its articles of organization, certificate of formation or articles of incorporation, and any other documents or agreements adopted by the entity to govern the formation or the internal affairs of the entity, such as its operating agreement or bylaws, as such documents have been amended, restated or supplemented from time to time, if applicable.
“Holders’ Agent” is defined in the introductory paragraph.
“Indebtedness” means the aggregate amount (including the current portion thereof) of all of Contributor’s indebtedness for loans or money borrowed related to the Business or the Acquired Assets, contingent or otherwise, including all indebtedness or similar obligations secured by any Encumbrance upon any of the Acquired Assets, even though Contributor has not in any manner become liable for the payment of such indebtedness or satisfaction of such obligations, and including any accrued interest, pre-payment penalties, “breakage costs,” redemption fees, costs and expenses, premiums and other amounts owing pursuant to instruments evidencing Indebtedness (assuming that such Indebtedness is repaid on the Closing Date) and any client or customer cash held by Contributor.
“Indemnified Person” means any Company Indemnified Person or Contributor Indemnified Person, as applicable.
“Indemnifying Person” means any Party against whom an indemnification claim is made pursuant to Article V.
“Intellectual Property” means any of the following used in connection with the Business: (i) patents and applications for patents as well as any reissues, continuations, continuations in part, divisions, revisions, extensions, or reexaminations thereof; (ii) registered and unregistered trademarks, service marks, and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights and mask works, and applications for registration of either; (iv) Internet domain names, applications and reservations therefor, uniform resource locators, and the corresponding Internet sites (including any content and other materials accessible and/or displayed thereon); (v) trade secrets; and (vi) intellectual property and proprietary information not otherwise listed in (i) through (v) above, including unpatented inventions, works of authorship, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, certification marks, trade dress, brand names, slogans, logos, advertising material, know-how, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type.
“IP Assignment” is defined in Section 1.6(a)(ii).
“IRS” means the United States Internal Revenue Service.
“Knowledge of Contributor” (and any similar expression) means any matters known by, or that should be known following reasonable inquiry by, any Owner.
“Legal Requirement” means any federal, state, local or foreign law, statue, code, ordinance, regulation, rule, regulatory or administrative ruling, Order, constitution, treaty or other requirement or rule of law of any Governmental Authority.
“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, matured or unmatured, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, or due or to become due.
“Non-Compete Arrangements” is defined in Section 4.8.
“Noncompetition Period” is defined in Section 4.8(c).
“Operating Governmental Authorization” is defined in Section 2.14.
“Order” means any order, award, decision, injunction, judgment, ruling, decree, assessment, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority.
“Owner” is defined in the introductory paragraph.
“Parties” means Company, Contributor, the Owners and the Holders’ Agent.
“Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.
“PIPH” means Priority Integrated Partner Holdings, LLC, a Delaware limited liability company, which is the sole member of Company immediately prior to the Closing.
“Preferred Units” is defined in the recitals.
“Priore” is defined in the introductory paragraph.
“Proceeding” means any legal proceeding, administrative enforcement, appeal, petition, plea, charge, complaint, claim, demand, action, suit, litigation, arbitration, mediation, hearing, audit, investigation or arbitration (in each case, whether civil, criminal, administrative or investigative) commenced, conducted, heard or pending by or before any Governmental Authority.
“Releasing Party” is defined in Section 4.10(a).
“Released Claims” is defined in Section 4.10(a).
“Representative” means, with respect to a particular Person, any director, manager, managing member, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Restricted Territory” is defined in Section 4.8(c).
“Retained Liabilities” means all Liabilities of Contributor and all Liabilities relating to or arising out of the Business of any nature whatsoever other than the Assumed Liabilities.
“Software” is defined in Section 1.1(b).
“Stein” is defined in the introductory paragraph.
“Stein, Ltd.” is defined in the recitals.
“Straddle Period” means a taxable period beginning on or before and ending after the Closing Date.
“Subsidiaries” means with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by such Person or one or more of such Person’s Subsidiaries.
“Tax” means any federal, state, local or non-United States income, gross receipts, license, payroll, employment, escheat or unclaimed property, excise, severance, stamp, occupation, bulk sales, premium, windfall profits, environmental, customs, duties, license, lease, service, service use, governmental fee or other like assessment or charge of any kind whatsoever, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, real property gains, personal property, sales, use, production, ad valorem, transfer, documentary, registration, value-added, alternative or add-on minimum, estimated or other taxes, fees assessments or charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not, and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” is defined in Section 5.4.
“Transaction Documents” means this Agreement and all other agreements, documents, instruments and certificates contemplated by this Agreement.
“Transactions” means the contribution, transfer, conveyance, assignment, delivery and acquisition and acceptance of the Acquired Assets and the other transactions contemplated by this Agreement and the other Transaction Documents.
“Transferred Associates” means those Business Associates who are offered and accept employment or engagement with Company or an Affiliate of Company, including each of the Owners.
“Treasury Regulations” means the income tax regulations, including the temporary regulations, promulgated under the Code.

Exhibit B
Form of Company LLC Agreement
Attached.

04542263.8